Exhibit 11.1

July 24, 2023

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a pa rt of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 03, 2023 relating to the balance sheets of TV Channels Network, Inc. as of December 31, 2022, and the related statements of operations, changes in stockholders’ Equity, and cash flows for the year then ended, and the related notes to the financial statements.

We also consent to the reference to us under the heading “Experts” in this registration.

/s/ Amjad Abu Khamis

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com